Exhibit 99.2

Paloma Acquisition Corp I Announces Closing of

$150 Million Initial Public Offering

New York, NY, February 20, 2026 — Paloma Acquisition Corp I (the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, announced the closing of its initial public offering of 15,000,000 units at a price of $10.00 per unit on February 20, 2026. Total gross proceeds from the offering were $150 million before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The units began trading on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “PALOU” on February 19, 2026. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable public warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “PALO” and “PALOW,” respectively.

Anna Nahajski-Staples, Founder and CEO, commented, “We are pleased to have completed our initial public offering and appreciate the support of our investors. Our purpose-built team brings significant experience in precious metals and M&A to underpin a disciplined and efficient business combination process. We believe the sector presents compelling fundamentals and we look forward to pursuing a transaction that we believe can create value for our shareholders.”

Jefferies acted as sole book-running manager for the offering.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Jefferies, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com.

A registration statement relating to the securities became effective on February 18, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering. No assurance can be given that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Paloma Acquisition Corp

Anna Nahajski-Staples

anna@palomainvestments.com